                      ALLIANCE IMAGING, INC.
             1065 NORTH PACIFICENTER DRIVE, SUITE 200
                         ANAHEIM, CA  92806


                                   As of January 19, 1998

Kenneth S. Ord
c/o Alliance Imaging, Inc.
1065 North PacifiCenter Drive, Suite 200
Anaheim, CA  92806



                              AGREEMENT

Kenneth:

           1. Reference is made to (i) the Alliance Imaging, Inc. 1997 Stock Option Plan (the "Option Plan") and (ii) the Stock Option Agreement (the "Option Agreement") between Alliance Imaging, Inc. (the "Company") and you, dated as of the date hereof. In consideration of the Company granting you options under the Option Plan, executing and delivering the Option Agreement and making the payments described in Paragraph 5 below, you agree that no Competition Event (as defined below) shall occur prior to two years after the Date of Termination (as defined in the employment agreement between the Company and you as of the date hereof (the "Employment Agreement")). Defined terms used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

           2. For purposes of this letter agreement, a Competition Event shall occur if you directly or indirectly (i) engage in any imaging business or any other business that becomes material to the Company's business during your employment by the Company (the "Company Business") within the United States; (ii) compete or participate as agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the United States; or
(iii) compete or participate as a stockholder, partner or joint venturer, or have any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States; PROVIDED, HOWEVER, that nothing contained herein shall prohibit you from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board of Directors of the Company and a majority of the independent members of the Board of Directors of the Company (if any); or (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which you do not serve as an officer, director, employee, consultant or in any other capacity other than as an investor.

Kenneth S. Ord
c/o Alliance Imaging, Inc.
1065 North PacifiCenter Drive, Suite 200
Anaheim, CA  92806
Page 2

           3. As a means reasonably designed to protect certain confidential information of the Company which would otherwise inherently be utilized in the following proscribed activities, and in partial consideration of the Company's covenant to make the payments described in Paragraph 5, you agree that you will not, prior to the date you cease to receive payments under Paragraph 5 below, solicit or make any other contact with, directly or indirectly, any customer of the Company as of the Date of Termination with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company.

           4. In partial consideration of the Company's covenant to make the payments described in Paragraph 5, you agree that you will not, prior to the date you cease to receive payments under paragraph 5, solicit or make any other contact with, directly or indirectly, any employee of the Company on the Date of Termination (or any person who was employed by the Company at any time during the three-month period prior to the Date of Termination) with respect to any employment, services or other business relationship.

           5. In partial consideration of your covenants contained herein, the Company shall, immediately following the Date of Termination, pay you an amount equal to (A) the sum of your base salary as of the Date of Termination and your Average Bonus, multiplied by (B) a fraction, the numerator of which is the greater of 730 and the number of days remaining in the Term as of the Date of Termination assuming the Term had not expired on the Date of Termination and the denominator of which is 365. All payments under this Paragraph 5 shall be made in equal installments on a bi-weekly basis over a period equal to the greater of the remaining Term (assuming the Term had not expired) or two years. Notwithstanding the foregoing, the Company shall not be obligated to make any payments under this Paragraph 5 to you if you (x) fail to cure a breach of this Agreement within fifteen days after receipt of notice of such breach from the Company, or (y) if your employment with the Company is terminated by reason of your death or disability or for Cause or by reason of your resignation other than for Good Reason.

           6. Notwithstanding paragraph 1 through 4 hereof, if the Company shall fail to make any payment to you that the Company is obligated to make pursuant to Paragraph 5 and such failure shall continue for more than five days after receipt of notice from you, all future payments to you under Paragraph 5 shall become immediately due and payable or you shall be relieved of all obligations under this Agreement.

          You acknowledge that irreparable damage would occur in the event of a breach of the provisions of this Agreement by you. It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement.

           7. If, at the time of enforcement, any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law of any state where


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Kenneth S. Ord
c/o Alliance Imaging, Inc.
1065 North PacifiCenter Drive, Suite 200
Anaheim, CA  92806
Page 3

applicable, such sentence, paragraph, clause, or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of this Agreement shall remain binding on the parties. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties agree that such court shall substitute a judicially enforceable limitation in its place, and that as so modified, the covenants shall be binding upon the parties as if originally set forth in this Agreement.

          If you are in agreement with the foregoing, please sign a copy of this letter where indicated below.

                               Very truly yours,


                               Alliance Imaging, Inc.


                               By:       /s/ Richard N. Zehner
                                  --------------------------------
                                  Name:     Richard N. Zehner
                                  Title:    Chairman & CEO


Acknowledged and agreed to
as of the date first above
written:


By:  /s/ Kenneth S. Ord
    ----------------------------
    Name:  Kenneth S. Ord